Exhibit B

           CERTIFICATE OF INCORPORATION

                        OF

           BUTLER NATIONAL CORPORATION


 THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

 FIRST: The name of the corporation is

           Butler National Corporation

 SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at that address is The Corporation
Trust Company.

 THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

 FOURTH: Section 1. The authorized capital of this Corporation shall be $1,400,000 consisting of 40,000,000 shares of common stock, $.01 par value (the "Common Stock") and 200,000 shares of preferred stock, the par value of $5.00 per share (the "Preferred Stock"). The relative voting rights, preferences and other privileges of such capital stock shall be as follows:

 (a) Common Stock. Each share of Common Stock shall entitle the holder thereof to one (1) vote; all such shares of Common
Stock shall be equal in all respects and shall confer equal rights upon the holders thereof.

 (b) Preferred Stock. Each share of Preferred Stock shall entitle the holder thereof to such rights, voting power, preferences and restrictions as may be fixed by the board of directors by resolution thereof.

   Section 2. A shareholder shall have no pre-emptive rights to subscribe for or purchase any shares of capital stock or other securities of whatsoever kind of nature which may be issued by this Corporation; voting for directors shall not be cumulative.


 FIFTH: The name and address of the incorporator is as follows:

 Name    Address

 James P. Pryde  1200 Main Street
     Kansas City, MO  64105-2100

 SIXTH: Except as otherwise specifically provided by applicable statute, all powers of management, direction and control of the Corporation shall be vested in its Board of Directors.

 The total number of directors of the Corporation which shall constitute the whole Board of Directors of the Corporation shall be fixed from time to time in the manner provided in the bylaws, such number in no event shall be less than three (3) nor more than eleven (11) persons.

 The names and mailing addresses of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of Stockholders or until their successors are elected and qualified are as follows:

 Name    Address

 Clark D. Stewart  1546 East Spruce Road, Olathe, KS  66061
 William E. Logan  1546 East Spruce Road, Olathe, KS  66061
 R. Warren Wagoner 1546 East Spruce Road, Olathe, KS 66061 William A. Griffith 1546 East Spruce Road, Olathe, KS 66061 David B. Hayden 1546 East Spruce Road, Olathe, KS 66061

 SEVENTH: In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized:

  (a) To make, adopt, alter, amend or repeal the Bylaws of the Corporation;

  (b) To, in its sole discretion, call special meetings of the Stockholders of the Corporation;

  (c) To set apart out of any of the money or funds of the Corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserve in the manner in which it was created;

  (d) When and as authorized by the Stockholders' vote, to sell, lease or exchange all or substantially all of the property or assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, or other securities of (or both), any other corporation or corporations as the Board of Directors may deem expedient and for the best interests of the Corporation; and

  (e) To sell, issue or otherwise dispose of common stock or any other securities of the Corporation, including preferred stock, debentures, bonds, mortgages, notes, certificates, and any and all other securities whatsoever, for such consideration as the Board of Directors in its discretion shall determine; provided, however, that no shares of stock shall be sold for any consideration not in accordance with the laws of the State of Delaware.

 The Corporation may in its bylaws confer powers additional to the foregoing upon the directors, in addition to the powers, authorities and duties expressly conferred upon them by law.

 EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its Stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or Stockholders thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the Stockholders or class of Stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the Stockholders or class of Stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the Stockholders or class of Stockholders, of this Corporation, as the case may be, and also on this Corporation.

 NINTH: No director shall be personally liable to the Corporation or its Stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except to the extent such exemption from liability or limitation thereof is not permitted by Delaware General Corporation Law as it now exists or may hereafter be amended. Notwithstanding the foregoing, a director shall be liable to the extent provided by the existing Delaware General Corporation Law (i) for breaches of the directors' duty of loyalty to the Corporation or its Stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under the provisions of section 174 of Title 8 of the Delaware
Code (relating to unlawful stock purchase or redemption) and any amendments thereto, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of these provisions shall not adversely affect any right of any director of the Corporation existing at the time of such repeal or modification.

 The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Article.

 If Delaware Corporation code hereafter is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware
Corporation Code, as so amended.

 TENTH: The Corporation shall have the power to indemnify officers, directors, employees and agents to the extent permitted by the bylaws, as amended from time to time.

 IN WITNESS WHEREOF, I have hereunto set my hand, the _____ day of August, 1996.


      ___________________________________
      James P. Pryde, Incorporator